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AmerUs Group Completes Aviva Merger

DES MOINES, Iowa (November 15, 2006)--AmerUs Group Co., a leading producer of life insurance and annuity products, today announced its merger with Aviva plc has been completed effective today. Shareholders of AmerUs Group will receive $69 in cash for each share of AmerUs Group common stock. AmerUs Group common stock will not be open for trading today on the New York Stock Exchange (NYSE) and is being delisted from the NYSE.

Commenting on the completion of the transaction, AmerUs Group’s chairman, president and chief executive officer Thomas C. Godlasky said, “This is a milestone event in AmerUs Group’s history and we are very excited about our future as part of the Aviva group of companies. Aviva’s global brand presence, financial strength and scale are a significant advantage as we grow our business in the United States.”

Philip Scott, executive director, Aviva International, said: “Our acquisition of AmerUs gives us a leading position within an important segment of the world’s largest long-term savings market. In a single step this provides a platform for significant profitable growth in the US while becoming the fourth-largest life business in the Aviva group. Integration planning of our existing US business into AmerUs is well-advanced and integration will begin immediately.”

Mr. Godlasky has been named Aviva USA’s president and chief executive officer. The company’s management and U.S. operations will be headquartered in Des Moines, Iowa.

Philip Easter Named Chief Financial Officer

Additionally, the company announced that Philip Easter will assume the position of executive vice president and chief financial officer, replacing Melinda S. Urion. Ms. Urion will be leaving effective December 15, 2006, in connection with the completion of the Aviva merger. “Melinda has provided excellent finance and accounting leadership at AmerUs. Her disciplined approach to financial management has inured to the benefit of AmerUs and its shareholders. We wish her the very best and are grateful for her service” said Mr. Godlasky.

Mr. Easter (age 53) is currently finance director, Aviva UK general insurance, and has had a long career in finance with the company, having previously held senior finance roles including managing director, group finance and group financial controller. “His knowledge and insight will ensure a smooth transition from U.S. GAAP reporting to international accounting standards,” said Mr. Godlasky. Mr. Easter will assume his new role effective January 1, 2007, subject to regulatory approval.

About AmerUs Group

AmerUs Group Co. is located in Des Moines, Iowa, and is engaged through its subsidiaries in the business of marketing individual life insurance and annuity products in the United States. Its major subsidiaries include: AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Bankers Life Insurance Company of New York and Indianapolis Life Insurance Company.

As of September 30, 2006, AmerUs Group’s total assets were $26.0 billion and shareholders’ equity totaled $1.7 billion, including accumulated other comprehensive income.

About Aviva plc

Aviva is one of the leading providers of life and pensions to Europe with substantial positions in the other markets around the world, making it the world’s fifth largest insurance group based on gross worldwide premiums at December 31, 2005.

Aviva’s principal business activities are long-term savings, fund management and general insurance, with worldwide total sales of £36 billion ($65 billion USD) and assets under management of £322 billion ($552 billion USD) as of December 31, 2005.

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